SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 4, 2008
EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On August 4, 2008, EPIX Pharmaceuticals, Inc. (the “Company”) entered into a Committed Equity Financing Facility (the “CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), pursuant to which Kingsbridge has committed to provide up to $50 million of capital for a period of three years through the purchase of newly-issued shares of the Company’s common stock. The maximum number of shares that can be sold by the Company under the CEFF is approximately 8.3 million shares.
     Subject to certain conditions and limitations, from time to time under the Common Stock Purchase Agreement by and between Kingsbridge and the Company, dated as of August 4, 2008, relating to the CEFF (the “Purchase Agreement”), the Company may require Kingsbridge to purchase newly-issued shares of its common stock in tranches of up to 1.5% of the Company’s market capitalization at the time of the initiation of the draw down period, or, at the Company’s option, the lesser of (a) 3% of the Company’s market capitalization at the time of the initiation of the draw down period, and (b) an alternative draw down amount as defined in the agreement; provided, however, that in no event may the maximum draw down amount exceed $10 million per tranche, subject to certain conditions. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 12% depending on the volume-weighted average price of the Company’s common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period will be equal to the higher of $1.25 or 90% of the Company’s common stock closing price the day before the commencement of each draw down.
     Kingsbridge has agreed that throughout the term of the CEFF, neither it nor any of its affiliates will enter into or execute a short sale of any of the Company’s securities. In addition, the Company is not prohibited from conducting additional debt or equity financings, other than financings similar to the CEFF. The Company is not obligated to utilize any of the $50 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF does not contain any restrictions on the Company’s operating activities, automatic pricing resets or minimum market volume restrictions.
     In connection with the CEFF, the Company issued a warrant (the “Warrant”) to Kingsbridge to purchase up to 400,000 shares of common stock at an exercise price of $2.4925 per share which represents a 125% premium over the average of the closing prices of the Company’s common stock during the five trading days preceding the signing of the Purchase Agreement. The Warrant will become exercisable after the six month anniversary of the date of the Purchase Agreement, and will remain exercisable, subject to certain exceptions, for a period of five years thereafter.
     The CEFF also requires the Company to file a resale registration statement with respect to the resale of shares issued pursuant to the CEFF and underlying the warrant within 60 days of entering into the CEFF, and to use commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission within 180 days of entering into the CEFF. Under the terms of the CEFF, the maximum number of shares that the Company may sell is approximately 8.3 million shares (excluding the 400,000 shares underlying the warrant issued concurrently to Kingsbridge with the CEFF).

     The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, in connection with obtaining Kingsbridge’s commitment under the CEFF, and for the issuance of the Warrant in consideration of such commitment.
     The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, the Warrant and the registration rights agreement executed in connection with the CEFF, which are filed as Exhibits 4.1, 10.1 and 10.2 hereto, and which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.
     The information called for by this item is contained in Item 1.01, which information is incorporated in this Item 3.02 by reference.

Item 7.01	Regulation FD Disclosure.
     On August 5, 2008, the Company issued a press release, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.
     The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits:
4.1	Warrant issued to Kingsbridge Capital Limited, dated as of August 4, 2008.

10.1	Common Stock Purchase Agreement between the Company and Kingsbridge Capital Limited, dated as of August 4, 2008.

10.2	Registration Rights Agreement between the Company and Kingsbridge Capital Limited, dated as of August 4, 2008.

99.1	Press Release issued by the Company on August 5, 2008, furnished herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
August 5, 2008	By:	/s/ Kim Cobleigh Drapkin
Kim Cobleigh Drapkin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Warrant issued to Kingsbridge Capital Limited, dated as of August 4, 2008.

10.1	Common Stock Purchase Agreement between the Company and Kingsbridge Capital Limited, dated as of August 4, 2008.

10.2	Registration Rights Agreement between the Company and Kingsbridge Capital Limited, dated as of August 4, 2008.

99.1	Press Release issued by the Company on August 5, 2008, furnished herewith.